EXHIBIT 99.1

Advanced Technical Products, Inc. Finalizes Sale of Alcore, Inc. Subsidiary

ROSWELL, Ga., June 15 /PRNewswire/ — Advanced Technical Products, Inc. (Nasdaq: ATPX — news), a producer of advanced composite structures and chemical and biological defense systems, today reported that the Company has finalized the sale of certain assets of its Alcore, Inc. (“Alcore”) subsidiary and the common stock of Alcore’s wholly owned French subsidiary, Alcore Brigantine to M.C. Gill Corporation for approximately $5 million. Advanced Technical Products, Inc. has retained certain assets of Alcore that are in the process of being liquidated. The net value of the liquidated assets could generate additional proceeds of approximately $2.7 million.

“The sale of the Alcore business will allow us to focus on our core competencies of producing advanced composite structures and chemical and biological defense systems,” said Garrett L. Dominy, President and CEO of Advanced Technical Products, Inc.

M.C. Gill Corporation has over 50 years of experience in the design and manufacture of cargo liners and sandwich panels for OEM’s and airlines. For additional information about M.C. Gill Corporation visit the Company’s website at www.mcgillcorp.com.

Advanced Technical Products, Inc.‘s operating divisions include Intellitec, Lincoln Composites, Lunn Industries and Marion Composites. The Company’s products are used in a variety of applications in the aerospace and defense industries, as well as commercial markets. ATP designs, develops, and manufactures high-performance radomes, aircraft components, rocket motor cases, pressure vessels, fuel tanks, shelter systems and other advanced composite products utilizing various production capabilities. The Company is also a leader in the design, development and manufacture of biological and chemical detection and protection systems. ATP also designs and manufactures electronic products for the specialty vehicle market. Further information on Advanced Technical Products, Inc. is available at www.atpx.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This press release includes forward-looking statements such as “The net value of the liquidated assets could generate additional proceeds of approximately $2.7 million.” Such statements speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws Certain factors beyond ATP’s control could cause results to differ materially from those in these forward-looking statements. Risk factors include general market conditions, dependence on the aerospace and defense industries, the level of military expenditures and competition in the markets for ATP’s products, and are more fully described in filings with the Securities and Exchange Commission.